AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ______________, 2001




                      REGISTRATION STATEMENT NO. 333-93383


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------



                               AMENDMENT NO. 5 TO


                                    FORM SB-2
        FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   ----------

                            ADRIATIC HOLDINGS LIMITED
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


          NEVADA                       3644                    91-1918326
 (STATE OR JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION          IDENTIFICATION NUMBER)
                                   CODE NUMBER)

                        114 W. MAGNOLIA STREET, SUITE 446
                          BELLINGHAM, WASHINGTON 98225
                                 (360) 715-3396
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                ROBERT W. KNIGHT
                            ADRIATIC HOLDINGS LIMITED
                        114 W. MAGNOLIA STREET, SUITE 446
                          BELLINGHAM, WASHINGTON 98225
                                 (360) 715-3396
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:

                              STEVEN SANDERS, ESQ.
                         BECKMAN, MILLMAN & SANDERS LLP
                           116 JOHN STREET, SUITE 1313
                            NEW YORK, NEW YORK 10038
                                 (212) 406-4700

                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                                    Proposed        Proposed    Proposed
Title of Each Class                                 Max. offering   Aggregate   Max. Amount of
of Securities                     Amount to be      Price for       offering    Registration
to be registered                  registered (1)    Security        Price (1)   Fee
----------------                  --------------    --------        ---------   ---
Common Stock, $0.001 par value      5,000,000         $0.10         $500,000      $132

----------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS


                                5,000,000 Shares

                            ADRIATIC HOLDINGS LIMITED

                                  Common Stock


     This is a public offering of 5,000,000 shares of common stock of Adriatic Holdings Limited.

     There is currently no public market for the common stock. We will list the common stock on the OTC Bulletin Board under the proposed symbol "ATIC".

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS MADE TO
                       THE CONTRARY IS A CRIMINAL OFFENSE


                  The date of this Prospectus is May 10, 2001

                                                            Per Share    Total
                                                            ---------    -----
Public offering price ...........................            $0.10      $500,000
Total Proceeds, before expenses, to us ..........            $0.10      $500,000



             THE DATE OF THIS PROSPECTUS IS __________________, 2001



                                  THE COMPANY

     Adriatic Holdings Limited was incorporated in the State of Nevada on July 9, 1998. The business of Adriatic is to become a provider of electrical junction boxes and other quality electrical products for use in both the public and private sector. Junction boxes are used for housing underground wiring connections. They are commonly installed at street intersections, in sidewalks, and anywhere else electrical connections are required.

     Pursuant to a licensing agreement dated August 15, 1998, we acquired the rights from J.A. Industries (Canada) Inc. to manufacture and distribute J.A. Canada's patented underground electrical junction box. Under the terms of the Licensing Agreement, we agreed to pay to J.A. Canada $5.00 per J.A. Junction Box sold by Adriatic with a minimum fee of $2,000 in 1998 and a minimum fee of $10,000 per annum for the life of the license. The fees of $2,000 for 1998 and $10,000 for 1999 have been paid. Adriatic has not yet undertaken the sale of any J.A. Junction Boxes or any other product since entering into the licensing agreement in August of 1998.

     Our offices are located at 114 W. Magnolia Street, Suite 446, Bellingham, Washington 98225. Our telephone number is (360) 715-3396.

                                  THE OFFERING

Common stock offered by the Company .........   5,000,000 shares

Price per share of common stock..............   $0.10

Common stock to be outstanding
   after the offering(1) ....................   7,090,000 shares

Use of proceeds .............................   Adriatic intends to use its
                                                portion of the proceeds for
                                                license fee payments, marketing,
                                                general and administrative
                                                expenditures, development of the
                                                business, working capital and
                                                other general corporate
                                                purposes. See "Use of Proceeds."

Proposed OTC Bulletin Board symbol ..........   ATIC

Risk factors                                    For a discussion of the risks,
                                                you should consider before
                                                investing in the common stock of
                                                Adriatic, see "Risk Factors."

Termination..................................   We plan to close the offering on
                                                June 30, 2001

Plan of Offering.............................   There is no underwriter for this
                                                offering. Our officers or our
                                                agents will offer the shares for
                                                sale on a "best efforts",
                                                no-minimum basis. Proceeds can
                                                be used as received.

----------
(1)  See "Dilution."

                         SUMMARY SELECTED FINANCIAL DATA


     The following selected financial information concerning Adriatic has been derived from the financial statements included elsewhere in this prospectus and should be read in conjunction with such financial statements and the related notes. The financial information as of December 31, 2000, 1999 and 1998 has been derived from the audited financial statements of Adriatic prepared by Spicer, Jeffries & Co.

                                                                                                       Period from
                                                                                                        inception
                                                                                                      (July 9,1998)
                                       Year Ended           Year Ended            Year Ended             through
                                    December 31, 2000    December 31, 1999    December 31, 1998     December 31, 2000
                                    -----------------    -----------------    -----------------     -----------------
                                       (audited)            (audited)             (audited)             (unaudited)
Balance Sheet Data:

Total assets ................           $ 34,849             $ 18,003                   46               34,849
Current liabilities .........             60,902               26,024                    0               60,902
Long-term debt ..............                  0                    0                    0                    0
Total stockholders' deficit .             26,053               (8,021)                  46               26,053

Statement of Operations Data:

Revenue .....................                  0                    0                    0                    0
Expenses:
Total Expenses ..............             19,698               11,875               12,303               43,876
Income from Operations ......                  0                    0                    0                    0
 Loss before income taxes ...             19,698              (11,875)             (12,303)              43,876
Provision for income taxes ..                  0                    0                    0                    0
Net loss ....................             19,698              (11,875)             (12,303)              43,876
Net loss per share ..........               (.01)                (.01)                (.01)                (.02)

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the United States federal securities laws that involve risks and uncertainties. When included in this prospectus, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. A potential investor in the common stock offered hereby should use caution before relying on forward-looking statements because actual results could differ materially from those anticipated by such forward-looking statements in this prospectus. Factors which could cause actual results to differ from those anticipated by forward-looking statements can be found in "Risk Factors," "Management's Discussion and Analysis of Financial Condition or Results of Operations" and "Business." Any forward-looking statements contained in this prospectus speak only as of the date of this prospectus. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein.

                                  RISK FACTORS

ADRIATIC HAS A LIMITED OPERATING HISTORY

     Adriatic was incorporated in July 1998 and thus has a limited operating history. Adriatic is subject to all the general risks, problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing any new business and operations.

ADRIATIC IS DEPENDENT ON KEY PERSONNEL

     Our business plans are significantly dependent upon the abilities and continued participation of Mr. Knight. Mr. Knight has not entered into an employment agreement with us and there can be no assurance that he will continue to provide services to us. Mr. Knight will devote only a portion of his time to Adriatic activities. As Adriatic's sole officer and director, decisions are made at his discretion and not as a result of compromise or vote by members of a board. The loss by or unavailability to the Company of Mr. Knight's services would have an adverse effect on our business, operations and prospects. There can be no assurance that Adriatic would be able to locate or employ qualified personnel to replace Mr. Knight, should his services be discontinued.

ADRIATIC REQUIRES ADDITIONAL FINANCING IN ORDER TO STAY IN BUSINESS

     We believe that raising 20% of the proceeds of this offering will enable us to maintain our operations and working capital requirements approximately for the next 12 months, without taking into account any internally generated funds from operations. Thereafter, we will require additional funds to maintain and expand our operations. Adequate funds for this purpose on terms favorable to Adriatic, whether through equity financing, debt financing, or other sources, may not be available when needed.

ADRIATIC MAY CONTINUE TO BE UNPROFITABLE

     We have had no revenue since our incorporation in July 1998. We have yet to undertake the sale of any J.A. Junction Boxes or any other products. Even after we commence selling the J.A. Junction Box, which is anticipated to begin in the second quarter of 2001, there is no guarantee that we will become profitable. The junction box industry is highly competitive and there is no guarantee that we will be able to secure the business of our target buyers.

GOING CONCERN ISSUES IN AUDITOR'S REPORT

     As a result of losses since inception, our deficiency in working capital at March 31, 2000 and other factors, our auditors have included a paragraph in their report regarding substantial doubt about our ability to continue as a going concern. Our plans in this regard are described in Note 6 to the Financial Statements.

SHAREHOLDERS' LACK OF EQUITY

     As of December 31, 2000, the lack of equity for shareholders was $26,053. Further, we anticipate continuing losses for the foreseeable future.

AN UNFAVORABLE RESOLUTION OF CURRENT LITIGATION AGAINST J.A. CANADA COULD HAVE AN ADVERSE EFFECT ON ADRIATIC'S BUSINESS

     J.A. Canada is currently the defendant in a lawsuit concerning the J.A. Junction Box, Canadian patent #2,030,251. The Plaintiffs allege among other things, that the Canadian patent issued on the J.A. Junction Box is invalid. J.A. Canada feels that the suit lacks merit. Although J.A. Canada does not have the necessary funds to adequately defend itself in this action, it has entered a statement of defense. A judgment in favor of the plaintiffs would make us unable to prevent other competitors from using the technology and concept behind the patented J.A. Junction Box for profit.See "Business - Legal Matters."

THERE ARE UNCERTAINTIES REGARDING MARKETING OF ADRIATIC'S PRODUCT

     We intend to market the J.A. Junction Box within the United States. However, our product has had only limited use in the field and is not approved for use in the United States. Furthermore, our product has had limited marketing success in the past due to the lack of funds on the part of J.A. Canada to promote and develop the product. Even if the J.A. Junction Box is accepted by end users, there is no assurance that the United States market will provide sufficient revenue and earnings to permit on-going operations. In the event that we are not able to successfully market our products, we may seek to develop other new opportunities, although no assurances can be made.

FAILURE TO ATTAIN APPROVAL FOR THE USE OF THE J.A. JUNCTION BOX IN THE UNITED STATES WOULD ADVERSELY AFFECT THE BUSINESS OF ADRIATIC

     We intend to market the J.A. Junction Box within the United States. However, our product has had only limited use in the field and is not approved for use in the United States. Failure to attain approval of the J.A. Junction Box for use in the United States would have a material adverse effect on our financial condition, results of operations and cash flows. In order to sell the J.A. Junction Box in a particular state, we must first obtain approval from such state. Each state has its own requirements for approving use of junction boxes and typically require that applicants submit blueprints of the junction box and other documentation demonstrating how the junction box complies with the state's specifications. States also typically require that the junction boxes be tested in several test locations. Adriatic intends to submit the junction box for testing in the State of Washington as soon as practicable.

FUTURE REGULATION OF THE USE OR SALE OF POLYURETHANE MAY HAVE A NEGATIVE EFFECT ON OUR BUSINESS

     We will use a product called polyurethane in the production of the J.A. Junction Box. Polyurethane is a synthetic, oil-based substance, widely varying in flexibility. Although we do not foresee any adverse effect on our operations as a result of any environmental laws in the United States which may regulate the use and manufacture of polyurethane, there can be no assurance that some future law would not have an adverse effect on our business.

THERE IS NO PUBLIC MARKET FOR THE COMMON EQUITY OF ADRIATIC

     As of the date of this prospectus, there is no public market for Adriatic's common stock. Although we plan to apply for listing our common stock on the OTC Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if we do become listed with respect to our common stock on the OTC Bulletin Board or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. For a discussion of Adriatic's common stock, see "Description of Securities."

THE PROCEEDS DERIVED FROM THIS OFFERING MAY BE LIMITED

     We anticipate that the proceeds from the sale of all the common stock offered will provide us with the capital requirements to implement our business plans over the next 12 months. If we do not raise the maximum proceeds sought in this offering, we will be unable to fund the capital expenditure requirements which are required to begin production of our electrical junction boxes. As there is no mimimum-offering amount and all funds will be utilized as received by us, the risk of loss of investment is very great if the maximum proceeds sought in this offering are not raised.

PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL INCUR SUBSTANTIAL DILUTION OF THEIR SHARES

     Purchasers of the common stock in this offering will incur immediate substantial dilution in the net tangible book value of approximately $0.04 per share if all the shares offered are sold. See "Dilution."

FUTURE SALES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE

     The future sale of shares by our existing stockholders may adversely affect our stock price. After completion of this offering, our existing stockholders will own an aggregate of 7,090,000 shares of common stock. All the shares of common stock will be available for sale in the public market, subject in some cases to compliance with the holding period and volume and manner of sale limitations contained in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). See the information set forth under the caption "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares after this offering.

ADRIATIC STOCK COULD CONTINUE TO BE A "PENNY STOCK" WHICH WOULD MAKE IT MORE DIFFICULT TO TRADE.

     The Securities and Exchange Commission (the "Commission") has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser's written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that Adriatic's common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

                                USE OF PROCEEDS

     The net proceeds to Adriatic from the sale of 100%, 50% and 20% of the common stock offered in this offering are listed below after deducting estimated offering expenses of $40,000 and assuming that no commissions are to be paid for any of the shares to be sold. These proceeds are intended to be utilized substantially as follows:

Application of Proceeds       Approximate       Approximate       Approximate
                                 Amount            Amount            Amount
                                $500,000          $250,000          $100,000
-----------------------       -----------       -----------       -----------
Equipment purchase               150,000            75,000            25,000
Facility setup                    50,000            25,000             7,500
Raw materials                    100,000            50,000            10,000
Marketing                         50,000            25,000             2,500
Working capital                  110,000            35,000            15,000

Total                           $460,000          $210,000          $ 60,000

     The amounts apportioned above are only estimates. As of the date of this prospectus, Management anticipates expending the above total of $460,000 within 12 months of its receipt by Adriatic. See "Risk Factors." The actual amount expended to finance any category of expenses may be increased or decreased by our Board of Directors, in its discretion, if required by the operating expense of Adriatic or if a reapportionment or redirection of funds, including acquisitions consistent with the business strategy of Adriatic, is deemed to be in the best interest of Adriatic. However, as of the date of this prospectus, we have no specific plans, arrangements, understandings or commitments with respect to any such acquisition. See "Risk Factors," "Business" and "Management's discussion and analysis of financial condition or Plan of Operation."

     In addition, pending the use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in United States Government securities, money market investments and short-term, interest-bearing deposits in major banks.

                                    DILUTION

     The net negative tangible book value (total assets less total liabilities and intangible assets) of Adriatic's common stock as of December 31, 2000 was approximately ($26,053) or a nominal amount per share of common stock. Net tangible book value per share represents the amount by which the liabilities exceed the amount of total tangible assets, divided by 2,090,000 shares of common stock currently outstanding.

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of the 5,000,000 shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after this offering. After giving effect to the sale by Adriatic of 5,000,000 shares of common stock offered hereby at an assumed offering price of $0.10 per share, the pro forma net tangible book value of Adriatic as of December 31, 2000 would have been approximately $433,947 or $0.06 per share. This represents an immediate increase in pro forma net tangible book value of $0.06 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $0.04 per share to purchasers of common stock in this offering.

Offering price per share of common stock offered hereby .............      $0.10
Net tangible book value per share before offering ...................      $0.00
Increase per share attributable to new investors ....................      $0.06
Pro forma net tangible book value per share after offering ..........      $0.06
Net tangible book value dilution per share to new investors .........      $0.04
                                                                           =====

     The following table summarizes the relative investments of investors pursuant to this offering and the current stockholders of Adriatic.

                                                                           Investors
                                                                            Pursuant
                                                           Current          to this
                                                         Stockholders       Offering          Total
                                                         ------------       --------          -----
Number of Shares of Common Stock Purchased                2,090,000         5,000,000       7,090,000
Percentage of Outstanding Common Stock After
  Offering                                                     29.5%             70.5%            100%
Gross Consideration Paid, Less Offering Costs               $13,050          $460,000        $473,050
Percentage of Consideration Paid                                2.7%             97.3%            100%
Average Consideration Per Share of Common Stock              $0.006             $0.09           $0.07

                                 DIVIDEND POLICY

     Adriatic has never declared or paid any cash dividends. Adriatic currently does not intend to pay cash dividends in the foreseeable future on the shares of common stock. Management intends to reinvest any earnings in the development and expansion of Adriatic business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by the Board of Directors of Adriatic, based upon the Board's assessment of:

     o    the financial conditions of Adriatic;

     o    earnings;

     o    need for funds;

     o    capital requirements;

     o    prior claims of preferred stock to the extent issued and  outstanding;
          and

     o    other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

                                 CAPITALIZATION



     The following table sets forth the actual cash and capitalization of Adriatic as of December 31, 2000. It is conceivable that no shares of Common Stock will be sold in this offering. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                     December 31, 2000
                                     -----------------
                                       (unaudited)

                                          Actual
                                         --------
Cash and equivalents                     $    214
Short-term debt                            60,902
Long-term debt                                  0
     Common stk. $.001 p.v
     25,000,000 authorized
     2,090,000 shs.(actual)                 2,090

Additional Paid in capital                 15,733
Accumulated Deficit                       (43,876)
Tot. Stockholders Equity (Deficit)        (26,053)
Total Capitalization                      (26,053)

                 [THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              OR PLAN OF OPERATION

The information contained below includes statements of Adriatic management's beliefs, expectations, hopes, goals and plans that are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially form those anticipated in the forward-looking statements. For a description of such risks and uncertainties, see the information set forth under the caption "Forward-Looking Statements," which information is incorporated herein by reference.

The following discussion and analysis should be read in conjunction with the information set forth under the caption "Selected Financial Data" and the financial statements and notes thereto included elsewhere in this prospectus.

Plan of Operation

Since our inception on July 9, 1998, we have not been engaged in any significant operations nor have we had any revenues, as we are in the development stage. Our only recent activities through December 31, 2000 include organization of the Company and the raising of equity capital.

Until an infusion of capital from this offering, we will not be able to commence operations. We currently have insufficient capital to commence operations and are dependent on the proceeds of this offering to begin such operations. We have suffered recurring losses from operations and have a working capital deficiency of $26,053 which raise substantial concern regarding our ability to continue as a going concern. We believe that the maximum proceeds of this offering will enable us to maintain our operations and working capital requirements approximately for the next 12 months, without taking into account any internally generated funds from operations. We will need to raise $500,000 to continue operations for the next 12 months based on our capital expenditure requirements. Capital will be raised pursuant to this filing.

We have the authority to issue 25,000,000 shares of common stock, $0.001 par value. Prior to this filing, we have raised all funds through private placements. In July 1998, we issued 1,000,000 shares of common stock to one of our founders for $1,000 and 50,000 shares of common stock to another founder for $50. In September 1998, we issued 1,000,000 shares of common stock in connection with an additional private offering for $10,000. In February 1999, we issued 40,000 shares of common stock in connection with an additional private placement offering for $2,000.

After this current offering, we will require additional funds to maintain and expand our operations. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of the shares being offered in this prospectus. There is still no assurance that, even with the funds from this offering, we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable. At the current time, we have not begun manufacturing any junction boxes, but expect to do so when the additional funds have been made available. Currently we have $60,902 in liabilities. Our financial statements report a loss of $12,303 for the fiscal period ended December 31, 1998. For this period, we paid $4,444 in office expenses and $1,050 in management fees to the original founding shareholders. For the period ended December 31, 1999, we report a loss of $11,875. We paid $176 in office expenses and $8,103 in license fees. For the period ended December 31, 2000 we report a loss of $19,698. After we raise additional funds through this current offering, we anticipate an increase in the number of employees to five.

Management believes that the J.A. Junction Box has a competitive advantage over the traditional steel and concrete junction boxes. The J.A. Junction Box is manufactured with high impact polyurethane. Polyurethane is an oil-bases product which is readily available in the market place. Its price and supply are stable now, and is expected, in management's opinion, to remain so in the foreseeable future, although there can be no assurance. The design of the Junction box is cylindrical so that the lid, which provides access to the wiring connections, cannot fall into the box while installation or repairs are being made. Polyurethane construction allows for a much lighter product in comparison with steel or concrete, allowing for easier production, installation and transportation of the junction boxes. Further, the polyurethane J.A. Junction Box is earthquake proof, impact resistant, and does not corrode or deteriorate. The equipment needed to manufacture J.A. Junction

Boxes include RIM cell machinery, presses and molds. The RIM cell machinery is used to compress certain materials into polyurethane. The polyurethane is then poured into moulds where it solidifies into the shape of the junction box.

Upon receipt of the funds from this offering, we plan to use $150,000 to purchase the mentioned plant equipment. It is evident that the production process will use an above normal amount of electricity and will require facility upgrades and improvements to electrical sources. We anticipate spending a further $50,000 on such facility upgrades in the first year of production. There is a patent on the junction box and we do not anticipate any further need for Research and Development at this time. The Company entered into a licensing agreement with J.A. Canada, the terms require the Company to pay a monthly royalty fee of $1,000 CDN for use of the license. The Company anticipates first year production costs to be $200,000 for supplies and $60,000 for labor.

It is our goal to penetrate the junction box market in the first year of operation with an estimated goal to capture 10% of the Pacific Northwest market in underground junction boxes. Also, we plan to expand into the Eastern Canadian and United States market, which management believes, and according to International Municipal Signal Association publications, is a $350 million per annum market.

The Company has the right to manufacture and distribute and underground electrical junction box patented by J.A. Canada. J.A. Canada is currently the defendant in a lawsuit with regards to its product. The statement of claims, among other things, alleges that the Canadian patent issued on the electrical box is invalid. If the plaintiffs are successful in this action, the patent would be declared invalid and would not provide the Company with protection from competition. If the patent is declared invalid, then the design of the J.A. Canada junction box will revert to the public domain and no further patents would be able to be issued on such a design. If the patent is declared invalid, the Company has the option to cancel the licensing agreement without affecting the manufacturing of the product.

Currently, the plaintiff in the lawsuit is manufacturing a similar box to the J.A. Canada box and is selling the box successfully in Canada. J.A. Canada, through its lawyers, threatened litigation with the plaintiffs if they did not cease and desist producing a copy of the J.A. Canada junction box. The plaintiffs took the position that the box did not infringe on the J.A. Canada junction box and initiated the lawsuit to invalidate the patent held by J.A. Canada. It is J.A. Canada's position that in the event the J.A. Canada patent on the junction box is successfully invalidated by the plaintiffs in the lawsuit, then the design of the junction box belongs in the public domain and therefore no patent could be issued to anyone on this specific design. Furthermore, the current plaintiffs would be able to continue to manufacture their junction box whose design would also belong in the public domain.

If the patent is declared invalid by the courts, the Company will (a) not assert any exclusive rights to the patent and (b) be in a position to cancel its licensing agreement with J.A. Canada. The Company will also be able to manufacture the junction box using the J.A. Canada design without any recourse from or payments to J.A. Canada. As the design will belong to the public domain and no patent will be available on the J.A. Canada junction box design, the Company may have to compete directly with other manufacturers of the J.A. Canada junction box design.

The Company has suffered recurring losses from operations and has a working capital deficiency of 26,053 that raise substantial doubt about its ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the Company attaining and maintaining profitable operations and raising additional capital. Management's plans in this regard is to raise additional capital through an equity offering. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company discontinue operations.

Our functional currency is the United States Dollar and our consolidated financial statements are reported in United States Dollars unless otherwise stated.

Year 2000 Compliance

The Year 2000 issue arises as the result of computer programs having been written, and systems having been designed, using two digits rather than four to define the applicable year ("Year 2000"). Consequently, such software has the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

The Company has not been affected by Year 2000 as it does not rely on date-sensitive software or affected hardware. The Company's current accounting and other systems were purchased "off-the-shelf". The Company intends to timely update its accounting and other systems which are determined to be affected by Year 2000 by purchasing Year 2000 compliant software and hardware available from retail vendors at reasonable cost.

                                     BUSINESS

General

     Adriatic was incorporated in the State of Nevada on July 9, 1998. Our business is to become a provider of quality electrical products to users in both the public and private sectors. Pursuant to the Licensing Agreement dated August 15, 1998, we acquired the rights from J.A. Canada to manufacture and distribute J.A. Canada's patented J.A. Junction Box. This patent expires in 2021. Underground electrical junction boxes are used for housing underground wiring connections for electrical companies at street intersections, in sidewalks, on highways and anywhere else electrical connections are required. The J.A. Junction Box has the United States patent number 5,142,102, filed on August 25, 1992. Under the terms of the Licensing Agreement, we agreed to pay to J.A. Canada $5.00 per J.A. Junction Box sold with a minimum fee of $2,000 in 1998 and a minimum fee of $10,000 per annum for the life of the license. The fees of $2,000 for 1998 and $10,000 for 1999 have been paid. The Licensing Agreement, assuming Adriatic maintains it in good standing, expires when the patent expires. Sales for the J.A. Junction Box by J.A. Canada were approximately $CD 500,000 (approximately $US 350,000) in 1993 and $CD 500,000 (approximately $US 350,000) in 1994. J.A. Canada completed no sales since 1994. We have not yet undertaken the sale of any J.A. Junction Boxes or any other product.

     Historically, junction boxes have been constructed out of steel and concrete weighing between 100 and 200 pounds. Manufacturers of concrete junction boxes are typically located in concrete manufacturing regions that are often located long distances from the area of final installation. Thus, transportation costs of these concrete boxes are often prohibitively expensive, causing most concrete companies to produce only enough concrete junction boxes to service their local markets.

     Unlike conventional junction boxes, the J.A. Junction Box is manufactured with a lightweight and high-impact polyurethane. As a result, the J.A. Junction Box is light and durable. Because the J.A. Junction Box only weighs approximately 15 pounds, it can be easily installed by one person. Management believes that our products will be able to successfully compete with standard concrete junction boxes which are heavier and cannot be installed without the use of heavy machinery. In addition, unlike conventional junction boxes, the design of the Junction box is cylindrical so that the lid, which provides access to the wiring connections, cannot fall into the box while installation or repairs are being made.

     While different in design and material, the J.A. Junction Box retains all the advantages of concrete junction boxes. It is resistant to high impacts, including those generated by earthquakes. Similarly, the J.A. Junction Box does not corrode or deteriorate when put into contact with gasoline, diesel fuel and other corrosive elements.

     We have not incurred any expenses for research and development of our product in the past two years.

Plans for Expansion

     It is our goal to capture 10% of the Pacific Northwest market in underground junction boxes over the next two years, although no assurances can be made. In addition, we plan to expand into the Eastern Canadian and United States market, which is estimated by Management, based on reports in International Municipal Signal Association publications, to be a $350 million per annum market.

     There would be some risk of currency fluctuation, when selling the product in Canada for Canadian Dollars and paying United States suppliers in United States Dollars. Our target customers in Canada would be municipalities, provincial highways, Transport Canada (airports), armed forces, and real estate developers. In the United States, our target customers would be the Federal Transport (military), states, counties and cities.

     With the proceeds of this offering, we plan to lease a manufacturing facility in Bellingham, Washington. Once a property is secured, management estimates that it will cost approximately $50,000 to make the plant operational. The cost would be funded from the proposed financing contemplated by this filing. Our Management estimates that if the plant achieves certain production and distribution goals, it will be able to supply the Pacific Northwest and western Canada with J.A. Junction Boxes. We anticipate that similar plants will be established in the eastern United States and Canada after the existing markets in the Pacific Northwest and Western Canada are penetrated.

Possible Joint Venture Opportunities

     We are aware of the existence of certain companies who are in the business of developing and conducting joint venture enterprises with other corporate entities. Although we will conduct our business as planned and scheduled, we may explore the prospect of engaging in a joint venture if such a venture would increase stockholder value. See "Risk Factors."

Marketing and Distribution

     We plan to market our product using manufacturers' representatives. Typically, these representatives work strictly on a commission basis whereby we would negotiate a percentage payable as commission to the representatives for all sales they generate. It is anticipated that for every customer the representative brings to Adriatic, the representative would be entitled to a 10% commission on all future sales to the customer. Additionally, we plan to attend trade shows in target market areas to market our products. Either our management or the manufacturers' representatives in that area would attend the shows. We plan to print brochures on our product and mail them to major electrical companies and wholesale distributors.

     The product will be distributed directly by Adriatic. We plan to have inventory on hand. This way, when orders are received from the manufacturers' representatives or directly from customers, the orders will be packaged for shipping and sent via trucking companies. We will sell our product Free On Board ("FOB") with the customer being charged for the freight costs.

Competition

     There are a number of companies that compete directly and indirectly with our product, including both domestic and international companies. Many of these companies have financial, technical, marketing, sales, manufacturing, distribution, and other resources, which are significantly greater than those of Adriatic. In addition, some of these companies have name recognition, established positions in the market, and long-standing relationships with customers who purchase electrical junction boxes. Some of our competitors include Brooks Box, Inc., Westcoast Engineering, Ltd., Fogtite Inc. and Quazite Corp. Such competitors may be developing junction boxes of which we are unaware, which may be similar to our junction boxes. Accordingly, there is no assurance that we will be able to compete successfully or that our competitors or future competitors will not develop junction boxes that render our junction boxes less marketable.

Intellectual Property Rights

     We do not own the intellectual property rights to the J.A. Junction Box. However, under the Licensing Agreement, we acquired the right from J.A. Canada to manufacture and distribute its patented underground electrical J.A. Junction Box. Under the terms of the Licensing Agreement, we are to pay J.A. Canada $5.00 for each J.A. Junction Box sold by us with a minimum fee of $2,000 in 1998 and a minimum fee of $10,000 per annum for the life of the license. Sales for the products by J.A. Canada were approximately $CD 500,000 (approximately $US 350,000) in 1993 and $CD 500,000 (approximately $US 350,000) in 1994. In the event the patent for the J. A. Junction Box is ruled invalid, we have the right to terminate our license agreement without penalty.

Employees

     We currently have one employee. There is no specified time period for employment. However, with the anticipated manufacturing of the J.A. Junction Box, we plan to hire five individuals to fill positions in operations; one individual to perform clerical functions and two to serve in executive, financial and/or administrative positions. Our sole employee is not represented by a labor union. We will pay our current employee and any future employee/s a salary on a bi-monthly basis. Furthermore, Management plans to implement an employee incentive program in fiscal year 2000. See "Management - Board of Directors and Executive Officers."

Seasonality

     Our management does not believe that the change in season will have a material affect on our financial condition or our operations with respect to the manufacture and sale of the J.A. Junction Box.

Legal Matters

     We are not currently involved in any material litigation or proceeding and we are not aware of any material litigation or proceeding threatened against us. There have been no suits involving Adriatic, its officer or director. However, J.A. Canada is currently the defendant in a lawsuit involving the J.A. Junction Box, Canadian patent #2,030,251. The Plaintiff, Westcoast Engineering Ltd. and Nonad Plastic Ltd., both British Columbia companies, allege, among other things, that the Canadian patent issued on the J.A. Junction Box is invalid. J.A. Canada believes that the suit lacks merit. Although J.A. Canada does not have the necessary funds to adequately defend itself, it has entered a statement of defense. A judgment in favor of the plaintiffs would render the patent on the J.A. Junction Box invalid. As a result, we would not be able to prevent other competitors from utilizing this technology. If the patent is declared invalid, we have the option to cancel the Licensing Agreement with J.A. Canada. However, in this event, even if we do cancel the Licensing Agreement, we would still be entitled to manufacture the product without paying any fees to J.A. Canada since J.A Canada would no longer hold an absolute interest in the J.A. Junction Box. We believe that the lawsuit will be resolved within the next 24 months, although no assurance can be given. See "Risk Factors."

Facilities

     Adriatic currently operates out of office space located at 114 W. Magnolia Street, Suite 446, Bellingham Washington 98225. The President of Adriatic provides this space free of charge. The office space aggregates approximately 1,000 square feet. We have not leased any manufacturing space at this time. Upon completion of the proposed financing, we will move our operations to a manufacturing facility once such a facility has been located and leased. The President of Adriatic carries $2,000,000 in liability insurance on the current office space.

     Management has been actively searching for a site to build a manufacturing facility in Bellingham, Washington, the present location of Adriatic's corporate headquarters. It is expected that the facility will aggregate approximately 5,000 square feet of warehouse and manufacturing space and 1,200 square feet of office space. Approximately 10,000 square feet of open yard space adjacent to the facility should be utilized for outside storage of the junction boxes. At this time, we have not determined the location or specifications of the manufacturing facility.

     To date, we have no investment or interest in any real estate, nor do any of our principal officers.

                                   MANAGEMENT

Directors and Executive Officers

     Robert Knight, age 43, is the Director, President, Secretary and Treasurer of Adriatic.

     Robert Knight has served as the Company's President, Secretary, Treasurer and Director since July 9, 1998. Since September 1, 1998, Mr. Knight served as President and Director of Coretech Industries, Inc., a development stage company, formed to consolidate the yacht brokerage industry (no revenues); Centaur BioResearch Inc., which specializes in licensing its genetic research services and databases to pharmaceutical and biotechnology companies by the Internet (no revenues); and Torik Corporation, a technology consulting firm specializing in Y2K impact analysis (no revenues). Since November 1997, Mr. Knight served as President and Director of Peregrine Mineral Resources Group, Inc., a mineral exploration company (no revenues). From June 24, 1997 to February 1, 1999, Mr. Knight served as President and Director of ANM Holdings Corporation who merged with International Menu Solutions Corp., whose shares are publicly traded OTC BB. Mr. Knight is no longer involved with the company who recorded sales of $21,000,000 for its most recent 9 month reporting period. From March 24, 1997 to July 1, 1998, Mr. Knight served as President and Director of AFD Capital Group, Inc. a development stage company formed to develop quality electrical products (no revenues). From November 12, 1996 to February 1, 1999, Mr. Knight served as President and Director of Biologictics, Inc., a development stage company formed to engage in the business of clinical consulting, contract packaging and labeling services for clinical studies. The company subsequently merged with Skintek Labs, Inc. (OTC BB)which continues as an operating company. From November 1995 to September 1996, Mr. Knight served as President and Director of BioQuest, Inc., a development stage company formed to develop therapeutics and vaccines for the effective treatment of the Human Immunodeficiency Virus (HIV), formerly Victoria Enterprises, Inc. (after the merger between Victoria Enterprises, Inc. and BioQuest, Inc. became effective, Mr. Knight resigned as President, Secretary and Treasurer but remained a director until May 1998). Shares of BioQuest are quoted in the "pink sheets". From December 1992 to June 1995, Mr. Knight served as President and Director of J.A. Industries (Canada) Inc., a private British Columbia corporation formed to become a provider of quality electrical products to the commercial and industrial electrical industry. Mr. Knight has had no relationship with J.A. (Canada) Inc. since it was acquired in 1996. From June 1994 to August 1996, Mr. Knight served as a Director of Everest Security Systems Corporation, a development stage company formed to become a home alarm service and installation company. The company subsequently merged with Everest Security Systems Corporation (OTC BB)who had sales of $13,000,000 for its monst recent 9 month reporting period. From 1991 to September 1996, Mr. Knight served as an independent financial consultant involved in the administration of public companies. Mr. Knight has 15 years of experience in corporate management and finance. Mr. Knight will devote more time to the operations of Adriatic than any of the companies with which he is associated, or approximately 50% per cent of his business time.

Board of Directors and Executive Officers

     To date, Mr. Knight is the only executive officer and director of Adriatic. Directors of Adriatic serve until the annual meetings of stockholders and until their respective successors are duly elected and qualified. The executive officers of the Company are elected annually by the Board of Directors and serve terms of one year or until their death, resignation or removal by the Board of Directors. See "Business - Employees."

Board Committees

     In August 1998, the Board of Directors established an Audit Committee. To date, Mr. Knight serves as the only member of the Audit Committee. The function of the Audit Committee is to select and engage, on behalf of the Company, independent public accountants to audit Adriatic's annual financial statements and to review and approve the planned scope of the annual audit.

Board of Advisors

     To date, a formal Board of Advisors has not been selected; however, certain persons have been solicited to serve on such board. Advisory board members will provide the Company with general consulting services on matters that may or may not be outside the scope of their specific industry expertise. Members will serve at will and may resign at any time. At the time of selection of specific individuals to serve as members on such board, the members will not be required to investigate Adriatic or to verify its business plan, nor will they be requested to do so. A member's agreement to serve on the Board of Advisors will not constitute a recommendation or endorsement of them by Adriatic. Adriatic plans to issue stock options to members of the Board of Advisors as compensation.

Compensation of Directors

     To date, Mr. Knight has not collected any compensation for his services as Director of Adriatic.

Executive Compensation

     The following summary sets forth the cash and other compensation paid or accrued by Adriatic from July 9, 1998, the date of the Company's inception, until December 31, 2000 with respect to services performed by Robert Knight for services as Chief Executive Officer and President. To date, Mr. Knight has not received compensation in salary and bonus in excess of $100,000.


                                                                        Long-term Compensation
                                                                        -------------------------
                               Annual Compensation                      Awards                      Payouts
                               -------------------                      ------                      -------
Name and                                                Other Annual    Restricted  Securities      LTIP           All
Principal                    Salary            Bonus    Compensation    Stock       Underlying      Payouts       Other
Position         Year         ($)               ($)         ($)         Awards ($)  Options (#)     ($)        Compensation
--------         ----         ---               ---         ---         ----------  -----------     ---        ------------
Robert Knight    1998         1,050              0          0              0             0            0              0
President/CEO    1999             0              0          0              0             0            0              0
                 2000             0              0          0              0             0            0              0

Employment and Consulting Agreements

     To date, Adriatic has not entered into any employment or consulting agreements with its employee or with any other entity.

Stock Option Plan

     Although we have not implemented a Stock Option Plan, we intend to implement such a plan in 2000. As of present date, we have decided to make the plan eligible to our officers.

Limitation of Liability and Indemnification

     Adriatic's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. We are unaware of any pending or threatened litigation against Adriatic or its directors that would result in any liability for which such director would seek indemnification or similar protection.

     The Nevada General Corporation Law and the Company's Articles of Incorporation and By-laws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity. Negligent performance or misconduct would not be covered by indemnification unless a court of competent jurisdiction decided otherwise. In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than payment by the company of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     To date, we have not entered into any indemnification agreements with our officer and director. Indemnification agreements may require a company, among other things, to indemnify its officers and directors against certain liabilities (other than liabilities arising from willful misconduct of a culpable nature) that may arise by reason of their status or service as directors or officers. Such agreements may require a company to advance the expenses of its directors or officers incurred as a result of any proceeding against them as to which they could be indemnified. In addition, such agreements may require a company to obtain directors' and officers' insurance if available on reasonable terms. We reserve the right to enter into indemnification agreements in the future with our directors and officers

                              CERTAIN TRANSACTIONS

     During the past two years, we have not entered into a transaction with a value in excess of $60,000 with a director, officer or beneficial owner of 5% or more of the Company's capital stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the shares of voting stock of Adriatic, as of December 31, 2000 by: (i) each person who is known by Adriatic to beneficially own more than 5% of common stock; (ii) Adriatic's Chief Executive Officer, (iii) each director, and (iv) all directors and executive officers of Adriatic as a group.

                                                     Shares Beneficially                   Shares to be Beneficially
Name and                                             Owned Prior to Offering               Owned After Offering
Address of                                           -----------------------------         ----------------------------
Beneficial Owner(s)                                  Number             Percent(1)         Number            Percent(2)
-------------------                                  ------             -------            ------            -------
5% Stockholder:

G.M. Capital Partners, Ltd.(3)                       1,000,000           47.8%              1,000,000           14.1%
Finneran Investments, Ltd.(4)                          175,000            8.4%                175,000            2.5%
Noble Holdings Corporation(5)                          175,000            8.4%                175,000            2.5%
Tiger-Eye Investments (Cayman) Ltd.(6)                 175,000            8.4%                175,000            2.5%
Huda Limited(7)                                        175,000            8.4%                175,000            2.5%
Tamarin Investment Group, Inc.(8)                      175,000            8.4%                175,000            2.5%
Kallur Enterprises Limited(9)                          125,000            6.0%                125,000            1.8%

Executive Officers and Directors:

Robert Knight(10)                                       50,000            2.4%                 50,000            <1%
Director/President/Secretary

All executive officers and
directors as a group                                    50,000            2.4%                 50,000            <1%

----------

(1) These percentage calculations are based on 2,090,000 shares, which are outstanding prior to this offering (including shares that have been paid for in full, but not issued) as of June 30, 2000.

(2) These percentage calculations are based on 7,090,000 shares outstanding after this offering as of June 30, 2000.

(3) The address for G.M. Capital Partners, Ltd. is Place de St.-Gervaise 1, Geneva 1 Switzerland CH 1211 (Mark Hartman and Martin Stuiki, shareholders; J.A. Michie, North American managing director and Mark Angst, director, have the right to vote and sell shares).

(4) The address for Finneran Investments Ltd. is Columbus Centre Building, First Floor, Road Town, Tortola, BVI (Ian Fleming, managing director and shareholder).

(5) The address for Noble Holdings Corporation is P.O. Box 268, Bank of Nova Scotia Building, George Town, Grand Cayman, Cayman Islands BWI (Bill Meadows,managing director and shareholder).

(6) The address for Tiger-Eye Investments (Cayman) Ltd. is P.O. Box 884, Bank of Nova Scotia Building, George Town, Grand Cayman, Cayman Islands, BWI (Simon Stephens, officer, Keith Baldwin, director/shareholder).

(7) The address for Huda Limited is Herald House, 22 Hill Street, St. Helier, Jersey JE4 9XB Channel Islands (Shiraz Ali Huda, managing director/shareholder).

(8) The address for Tamarin Investments Group, Inc. is 22 Hill Street, St. Helier Jersey, JE4 9XB Channel Islands (Mark Siegel, managing director/ shareholder).

(9) The address for Kallur Enterprises Limited is Austrasse 39, FL-9490 Vaduz, Principality of Liechtenstein (Klaus Boehler, managing director/shareholder).

(10) The shares issued to Mr. Knight are registered in the name of Knight Financial Ltd., a private Delaware corporation controlled by Mr. Knight. The address for Mr. Robert Knight is 114 W. Magnolia Street, Suite 446, Bellingham, WA 98225.

                           DESCRIPTION OF SECURITIES.

Common Stock

     General. Adriatic's authorized capital stock consists of 25,000,000 shares of common stock, $.001 par value per share. As of December 31, 2000, there were 2,090,000 shares issued and outstanding held by 46 holders of record. All shares of common stock currently outstanding are validly issued, fully paid and non-assessable. Furthermore, all shares which are the subject of this prospectus, when issued and paid for pursuant to this offering, will be validly issued, fully paid and non-assessable. At the completion of this offering, the present stockholders of Adriatic as of December 31, 2000 will own beneficially 29.4% of shares outstanding if all of the shares offered in this respect are sold.

     Voting Rights. Each share of common stock entitles the holder thereof to one non-cumulative vote, either in person or by proxy, at meetings of stockholders. Since holders of common stock do not have cumulative voting rights, holders of more than fifty percent (50%) of the issued and outstanding shares of common stock can elect all of the directors of Adriatic.

     Dividend Policy. All shares of common stock are entitled to participate ratably in dividends when and as declared by Adriatic's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of common stock. Adriatic has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of Adriatic's business and that no dividends on the shares of common stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future. See "Dividend Policy."

     Miscellaneous Rights and Provisions. Stockholders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of liquidation or dissolution of Adriatic, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities, subject to the rights of holders of preferred stock, if any such preferred stockholders should exist at the time of such liquidation or dissolution.

     Private Placement. In September 1998, Adriatic offered 1,000,000 shares of common stock, $0.001 par value, at $0.05 per share. This offering expired without the sale of any shares. In February of 1999, the Company sold a total of 40,000 shares of common stock, $0.001 par value, at $0.05 per share pursuant to Rule 504 of Regulation D of the Securities Act, to 40 investors for a total consideration of $2,000.


     In September 1998, Adriatic sold 1,000,000 shares of common stock, $0.001 par value, at $0.01 per share pursuant to Rule 504 of Regulation D of the Securities Act, to 6 investors for a total consideration of $10,000.


     In July 1998, Adriatic sold 1,000,000 restricted shares of common stock, $0.001 par value, at $0.001 per share to one investor pursuant to Regulation D of the Securities Act, for a total consideration of $1,000.

     In July 1998, Adriatic sold 50,000 restricted shares of common stock, $0.001 par value, at $0.001 per share to one investor pursuant to Regulation D of the Securities Act, for a total consideration of $50.


Transfer Agent and Registrar

     The transfer agent and registrar for Adriatic's common stock is Liberty Transfer Co., 191 New York Avenue, Huntington, NY 11743-2711.

Plan of Distribution

     This offering is a best-efforts, no-minimum offering, and will not be underwritten nor will any underwriter be engaged for the marketing, distribution or sale of any shares registered in this prospectus. We plan to close the offering on December 31, 2000. However, we reserve the right to terminate the Offering without notice ant any time piror to the sale of all shares of Common Stock offered in the prospectus. We may sell shares from time to time in one or more transactions at a price of $.10 per share. Sales may be made to purchasers directly by us or, alternatively, we may offer the shares through dealers, brokers or agents, who may receive compensation in the form of concessions or commissions. Any dealers, brokers or agents that participate in the distribution os shares may be deemed to be underwriters, and any profits on the sale of the shares by them and any discounts or commissions received by any such dealers, brokers for agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The shares will be offered by our executive officers (currently Mr. Knight is the only officer) to prospective investors. Pursuant to Rule 3a-4-1 of the Exchange Act of 1934, Mr. Knight will not be deemed a "broker" as defined in the Exchange Act of 1934 by his participation in the offering.

     To comply with the securities laws of certain jurisdictions, as applicable, the common stock may be offered and sold only through registered or licensed brokers or dealers. In addition, the common stock may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise.

                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

     To date, there is no public market for Adriatic's common stock and no assurance can be given that a market for the shares will develop, or if a market does develop, that it will be sustained following the completion of this offering. Therefore, investors of the Company may be unable to liquidate their investment for any reason. See "Risk Factors." If such a market did develop, sales of substantial amounts of the common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the common stock from time to time in the public market and could impair our ability to raise additional capital through the sale of equity securities in the future. As of the date of this prospectus we have 46 shareholders of record.

                         SHARES ELIGIBLE FOR FUTURE SALE

     To date, Adriatic has 2,090,000 shares of common stock outstanding. Upon completion of this offering, Adriatic will have an additional 5,000,000 shares of common stock outstanding for a total of 7,090,000 shares of common stock outstanding. The 5,000,000 shares of common stock offered hereunder will be freely tradable without restriction or the need for further registration under the Securities Act, unless such shares are held by "affiliates" of Adriatic, as that term is defined in Rule 144 of the Securities Act. Of the 2,090,000 shares of common stock currently outstanding, 1,040,000 shares are freely tradable without restriction or the need for further registration under the Securities Act. The remaining 1,050,000 shares are held by affiliates of Adriatic and are "restricted securities," as that term is defined under Rule 144, promulgated under the Securities Act and will continue to be restricted after this offering. The restricted securities will become freely tradable if they are subsequently registered under the Securities Act or to the extent permitted by Rule 144 or some other exemption from registration under the Securities Act. However, other than the shares being registered hereunder, we have not granted any registration rights with regard to any additional shares of common stock. Furthermore, none of the restricted shares are currently eligible for resale under Rule 144 without regard to volume limitations. Nonetheless, all 1,050,000 restricted shares will become eligible for sale pursuant to Rule 144 (subject to volume limitations) upon the expiration of the two-year holding period beginning July 10, 1998, for such restricted shares held by Adriatic's affiliates.

     No prediction can be made as to the effect, if any, that sales of shares in the public market of Adriatic's common stock, or even the availability of such shares for sale, may have on the market prices of the common stock prevailing at any point in time in the future. Sales of shares of common stock by existing stockholders in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. Such an adverse effect on the common stock could impair the Company's ability to raise capital through the sale of its equity securities. See "Risk Factors."

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for Adriatic by the law firm of Beckman, Millman & Sanders, LLP, 116 John Street, Suite 1313, New York, New York 10038.

                                     EXPERTS

     Spicer, Jeffries & Co., independent certified public accountants, have audited our financial statements from July 9, 1998 (inception) to December 31, 2000, as set forth in their report, included in this prospectus and registration statement. Our financial statements are included in this prospectus and registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     Prior to filing this prospectus, we have not been required to deliver annual reports. However, once we become a reporting company, we shall deliver annual reports to securities holders as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Also, we shall deliver annual reports to securities holders as required by the rules or regulations of any exchange upon which our shares may be traded. If we are not required to deliver annual reports, it is not likely that we will go to the expense of producing and delivering such reports. If we are required to deliver annual reports, such reports will contain audited financial statements as required.

     Prior to the filing of this prospectus, we have not filed reports with the Commission. Once we become a reporting company, management anticipates that Forms 3, 4, 5, 10-KSB, 10-QSB, 8-K and Schedules 13D along with appropriate proxy materials will have to be filed as they come due. If we issue additional shares, then we may file additional registration statements for those shares.

     The public may read and copy any materials Adriatic files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The Internet address of the Commission's Web site is http://www.sec.gov.

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                              FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 2000 AND
                           THE PERIOD FROM INCEPTION
                             (JULY 9, 1998) THROUGH
                                DECEMBER 31, 2000

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                                TABLE OF CONTENTS


                                                                            Page

Independent Auditors' Report                                                  1

Balance Sheets                                                                2

Statement of Operations                                                       3

Statement of Changes in Shareholders' Deficit                                 4

Statement of Cash Flows                                                       5

Notes to Financial Statements                                               6-8

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders
Adriatic Holdings Limited
(A Company in the Development Stage)

We have audited the accompanying balance sheets of Adriatic Holdings Limited (a Company in the Development Stage) as of December 31, 2000 and 1999, and the related statements of operations, changes in shareholders' deficit, and cash flows for the year ended December 31, 2000 and 1999 and the period from inception (July 9, 1998) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Adriatic Holdings Limited (a Company in the Development Stage) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and 1999 and the period from inception (July 9, 1998) through December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Denver, Colorado                            SPICER, JEFFRIES & CO.
March 9, 2001

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                                                                        2000              1999
                                                                      --------         --------
          ASSETS

CURRENT ASSET -Cash                                                   $    214         $     82

DEFERRED OFFERING COSTS (Note 1)                                        34,635           17,921
                                                                      --------         --------
                                                                      $ 34,849         $ 18,003
                                                                      ========         ========


          LIABILITIES & SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable                                                  $ 36,894         $ 17,921
    Due to shareholders                                                 24,008            8,103
                                                                      --------         --------
          Total current liabilities                                     60,902           26,024
                                                                      ========         ========

COMMITMENTS AND CONTINGENCIES (Notes 4 and 6)

SHAREHOLDERS' DEFICIT (Note 2):
    Common stock, $.001 par value, 25,000,000 shares
          authorized; 2,090,000 shares issued and outstanding            2,090            2,090
    Additional paid-in capital                                          15,733           14,067
    Deficit accumulated during the development stage                   (43,876)         (24,178)
                                                                      --------         --------
          Total Shareholders' Deficit                                  (26,053)          (8,021)
                                                                      --------         --------
                                                                      $ 34,849         $ 18,003
                                                                      ========         ========

The accompanying notes are an integral part of these statements.

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                            STATEMENTS OF OPERATIONS
      YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE PERIOD FROM INCEPTION
                    (JULY 9, 1998) THROUGH DECEMBER 31, 2000

                                                                                      Period from
                                                                                       inception
                                                                                     (July 9, 1998)
                                                                                        through
                                                                                      December 31,
                                                  2000                1999                2000
                                               -----------        -----------         -----------
REVENUE                                        $        --        $        --         $        --

EXPENSES: (Note 3)
    General and Administrative                       2,872                176               7,492
    License fee                                      8,140              8,103              18,243
    Professional fees                                6,620              1,500              10,670
    Management fees                                    400                 --               1,450
    Rent expense                                     1,666              2,096               6,021
                                               -----------        -----------         -----------
          Total expenses                            19,698             11,875              43,876
                                               -----------        -----------         -----------
NET LOSS                                       $   (19,698)       $   (11,875)        $   (43,876)
                                               ===========        ===========         ===========

BASIC AND FULLY DILUTED LOSS PER
COMMON SHARE                                   $      (.01)       $      (.01)        $      (.02)
                                               ===========        ===========         ===========
WEIGHTED-AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                        2,090,000          2,083,333           1,997,186
                                               ===========        ===========         ===========

The accompanying notes are an integral part of these statements.

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
      YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE PERIOD FROM INCEPTION
                    (JULY 9, 1998) THROUGH DECEMBER 31, 2000


                                                                                                     Deficit
                                                                                                   Accumulated
                                                                                    Additional      during the          Total
                                                         Common Stock               Paid - in       Development      Shareholders'
                                                   Shares            Amount          Capital           Stage            Deficit
                                                  ---------        ---------        ---------        ---------         ---------
INCEPTION, July 9, 1998                                  --        $      --        $      --        $      --         $      --

Issuance of common stock,
  July 22, 1998                                      50,000               50               --               --                50
Issuance of common stock,
  July 22, 1998                                   1,000,000            1,000               --               --             1,000
Issuance of common stock,
  September 8, 1998                               1,000,000            1,000            9,000               --            10,000

Contribution of capital (Note3)                          --               --            1,299               --             1,299

Net loss                                                 --               --               --          (12,303)          (12,303)
                                                  ---------        ---------        ---------        ---------         ---------

BALANCES,
  December 31, 1998                               2,050,000            2,050           10,299          (12,303)               46
Issuance of common stock
  February 1, 1999                                   40,000               40            1,960               --             2,000

Contribution of capital (Note 3)                         --               --            1,808               --             1,808

Net loss                                                 --               --               --          (11,875)          (11,875)
                                                  ---------        ---------        ---------        ---------         ---------

BALANCES,
   December 31, 1999                              2,090,000            2,090           14,067          (24,178)           (8,021)

Contribution of Capital (Note 3)                         --               --            1,666               --             1,666

Net Loss                                                 --               --               --          (19,698)          (19,698)
                                                  ---------        ---------        ---------        ---------         ---------

BALANCES,
    December 31, 2000                             2,090,000        $   2,090        $  15,733        $ (43,876)        $ (26,053)
                                                  =========        =========        =========        =========         =========

The accompanying notes are an integral part of these statements.

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                            STATEMENTS OF CASH FLOWS
      YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE PERIOD FROM INCEPTION
                    (JULY 9, 1998) THROUGH DECEMBER 31, 2000

                                                                                                                    Period from
                                                                                                                     Inception
                                                                                                                   (July 9, 1998)
                                                                                                                       through
                                                                                                                     December 31,
                                                                                           2000           1999           2000
                                                                                         --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                               $(19,698)      $(11,875)      $(43,876)
  Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
        Rental expense contributed by shareholder                                           1,666          1,808          4,773
        Increase in accounts payable                                                       18,973         17,921         36,894
                                                                                         --------       --------       --------
        Net cash provided by (used in) operating activities                                   941          7,854         (2,209)
                                                                                         --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                                                     --          2,000         13,050
  Increase in due to shareholders                                                          15,905          8,103         24,008
  Increase in deferred offering costs                                                     (16,714)       (17,921)       (34,635)
                                                                                         --------       --------       --------
        Net cash provided by (used in ) financing activities                                 (809)        (7,818)         2,423
                                                                                         --------       --------       --------
NET INCREASE IN CASH                                                                          132             36            214

CASH, at beginning of period                                                                   82             46             --
                                                                                         --------       --------       --------
CASH, at end of period                                                                   $    214       $     82       $    214
                                                                                         ========       ========       ========

The accompanying notes are an integral part of these statements.

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS

NOTE-1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and business

Adriatic Holdings Limited (the "Company") was incorporated in the state of Nevada on July 9, 1998 and is in the development stage. Activities through December 31, 2000 include organization of the Company, raising equity capital and acquiring a license agreement as discussed below. The Company plans to become a provider of quality electrical products to the commercial and industrial electrical industry in the United States and Canada.

Cash flows

For purposes of reporting cash flows, cash includes those investments which are short-term in nature (three months or less to original maturity), are readily convertible to cash, and represent insignificant risk of changes in value.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Deferred offering costs

Offering costs represent costs incurred to December 31, 2000 in connection with the proposed public offering (see Note 5). In the event that such offering is successful, costs incurred as of December 31, 2000 and additional costs incurred subsequent to that date will be charged against the proceeds of the offering. If the offering is not successful, the costs will be charged to operations.

Fair value of financial instruments

The carrying amount of cash and accounts payable approximates fair value.

Net loss per share of common stock

Net loss per share of common stock is based on the weighted average number of shares of common stock outstanding during the period.

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS

NOTE-2 SHAREHOLDERS' EQUITY

The Company has the authority to issue 25,000,000 shares of common stock $0.001 par value. The Company issued 1,000,000 shares of common stock to one of its founders for $1,000 and 50,000 shares of common stock to another of its founders for services rendered valued at $50 in July, 1998. The Company issued 1,000,000 shares of common stock in connection with a private offering for $10,000 in September, 1998.

NOTE-3 RELATED PARTY TRANSACTIONS

A shareholder of the Company contributed office facilities valued at $1,166 and $1,808 for the years ended December 31, 2000 and 1999, respectively, and $4,773 for the period from inception (July 9, 1998) through December 31, 2000.

NOTE-4  LICENSING AGREEMENT

On August 15, 1998, the Company acquired the rights to manufacture and distribute an underground electrical junction box for a period of 10 years. The box patent is owned by J.A. Industries (Canada) Inc. ("J.A. Canada"). Pursuant to the license agreement the Company must pay $5.00 per junction box sold or a minimum fee of $10,000 per year for the life of the license. In connection with the agreement, J.A. Canada agreed not to compete, directly or indirectly, with the Company's marketing or distribution of the junction boxes for a period of twenty-four months. The Company has not yet begun the manufacturing or selling of the junction boxes.

NOTE-5 PROPOSED PUBLIC OFFERING

The Company intends to make a public offering of its common stock for the sale of a maximum of 5,000,000 shares of common stock at $0.10 per share.

NOTE-6 CONTINGENCIES

As discussed in Note 4, the Company has the right to manufacture and distribute an underground electrical junction box patented by J.A. Canada. J.A. Canada is currently the defendant in a lawsuit with regards to its product. The statement of claims, among other things, alleges that the Canadian patent issued on the electrical box is invalid. If the plaintiffs are successful in this action, the patent would be declared invalid and would not provide the Company with protection from competition. If the patent is declared invalid, the Company has the option to cancel the licensing agreement without affecting the manufacturing of the product.

                            ADRIATIC HOLDINGS LIMITED
                      (A Company in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS


NOTE-6 CONTINGENCIES (continued)

Currently, the plaintiff in the lawsuit is manufacturing a similar box to the J.A. Canada box. J.A. Canada, through its lawyers, threatened litigation with the plaintiffs if they did not cease and desist producing a copy of the J.A. Canada junction box. The plaintiffs took the position that the box did not infringe on the J.A Canada junction box and initiated the lawsuit to invalidate the patent held by J.A. Canada. It is J.A. Canada's position that in the event the J.A. Canada patent on the junction box is successfully invalidated by the plaintiffs in the lawsuit, then the design of the junction box belongs in the public domain and therefore no patent could be issued to anyone on this specific design. Furthermore, the current plaintiffs would be able to continue to manufacture their junction box whose design would also belong in the public domain.

If the patent is declared invalid by the courts, the Company will not assert any exclusive rights to the patent. The Company will be in a position to cancel its licensing agreement with J.A. Canada and the Company will be able to manufacture the junction box using the J.A. Canada design without any recourse from J.A. Canada. As the design will belong to the public domain and no patent will be available on the J.A. Canada junction box design, the Company will or may have to compete directly with other manufacturers of the J.A. Canada junction box design.

The Company has suffered recurring losses from operations and has a working capital deficiency of $43,876 that raise substantial doubt about its ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the Company attaining and maintaining profitable operations and raising additional capital. Management's plans in this regard is to raise additional capital through an equity offering. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company discontinue operations.


NOTE-7 INCOME TAX CARRYFORWARDS

The Company has net operating loss carryforwards for financial and income tax reporting of approximately $44,000 of which approximately $12,000 expires in 2013, $12,000 in 2014, and $20,000 in 2015.

The deferred tax assets that result from such operating loss carryforwards of approximately $6,600 and $3,600 at December 31, 2000 and 1999, respectively, have been fully reserved in the accompanying financial statements. During the year ended December 31, 2000 and 1999, the valuation allowance established against the net operating loss carryforwards increased by $3,000 and $1,800, respectively.

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----

Prospectus Summary ....................................................   1
Risk Factors ..........................................................   5
Use of Proceeds .......................................................  10
Dilution ..............................................................  11
Dividend Policy .......................................................  12
Capitalization ........................................................  13
Selected Financial Data ...............................................  14
Management's Discussion and Analysis of Financial Condition
   or Plan of Operation ...............................................  15
Business ..............................................................  17
Management ............................................................  20
Certain Transactions ..................................................  23
Principal Stockholders ................................................  23
Description of Securities .............................................  24
Market for Common Equity and Related
   Stockholder Matters ................................................  26
Shares Eligible for Future Sale
Legal Matters .........................................................  26
Experts ...............................................................  27
Available Information .................................................  27
Index to Financial Statements .........................................  28




                                5,000,000 Shares


                            ADRIATIC HOLDINGS LIMITED


                                  Common Stock



                                -----------------
                                   PROSPECTUS
                                -----------------



                               DATED May 10, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item. 24 Indemnification of Directors and Officers

     See "Management - Limitation of Liability and Indemnification."

Item 25. Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the distribution of the shares registered hereby, are set forth in the following table:

     SEC registration fee .................................         $   132

     Legal fees and expenses ..............................         $15,000

     Accounting fees and expenses .........................         $ 1,500

     Blue Sky fees and expenses ...........................         $   500

     Transfer agent fees and expenses .....................         $   400

          Total ...........................................         $17,532

Item 26. Recent Sales of Unregistered Securities

     In September 1998, Adriatic offered 1,000,000 shares of common stock, $0.001 par value, at $0.05 per share. This offering expired without the sale of any shares. In February of 1999, the Company sold a total of 40,000 shares of common stock, $0.001 par value, at $0.05 per share pursuant to Rule 504 of Regulation D of the Securities Act, to 40 investors for a total consideration of $2,000 net of commission and offering costs. The shares were issued as follows:

PURCHASER                                   DATE               NUMBER OF
                                                               COMMON SHARES

Melanie Lewis                               2/1/99              1,000
Frank Perrozzo                              2/1/99              1,000
Sherrye Sailes                              2/1/99              1,000
Sheyne Almond                               2/1/99              1,000
Sheyanne Almond                             2/1/99              1,000
Rheece Metcalfe                             2/1/99              1,000
Raelyn Metcalfe                             2/1/99              1,000
Cathryn Newman                              2/1/99              1,000
Gary Newman                                 2/1/99              1,000
Mitchell Newman                             2/1/99              1,000
Nicholas Newman                             2/1/99              1,000
Alexander J. Michie                         2/1/99              1,000
Nichole P. Michie                           2/1/99              1,000
Mathew R.K. Michie                          2/1/99              1,000
Carey Linde                                 2/1/99              1,000
Hans Drunkenmolle                           2/1/99              1,000
Pat Michie                                  2/1/99              1,000
Sandy Michie                                2/1/99              1,000
Dene Knight                                 2/1/99              1,000
Lorraine Knight                             2/1/99              1,000
Doug Knight                                 2/1/99              1,000
Kathy Knight                                2/1/99              1,000
Darcy Knight                                2/1/99              1,000
Tyler Knight                                2/1/99              1,000
Barb McKnight                               2/1/99              1,000
Kara McKnight                               2/1/99              1,000
Lauren McKnight                             2/1/99              1,000
Mike McKnight                               2/1/99              1,000
Li Dong                                     2/1/99              1,000
Sean Dickenson                              2/1/99              1,000
Kirsten DeWolfe                             2/1/99              1,000
Paul Stark                                  2/1/99              1,000
Bridgitte Longshore                         2/1/99              1,000
Knight Family Trust                         2/1/99              3,000
Michael Steele                              2/1/99              1,000
Laura Steele                                2/1/99              1,000
Jennifer Steele                             2/1/99              1,000
Amanda Steele                               2/1/99              1,000

     In September 1998, Adriatic sold 1,000,000 shares of common stock, $0.001 par value, at $0.01 per share pursuant to Rule 504 of Regulation D of the Securities Act, to 6 investors for a total consideration of $10,000 net of commission and offering costs. The shares were issued as follows:

PURCHASER                                   DATE              NUMBER OF
                                                              COMMON SHARES

Finneran Investments, Ltd.                  9/8/98            175,000
Noble Holdings Corporation                  9/8/98            175,000
Tiger-Eye Investments(Cayman) Ltd.          9/8/98            175,000
Huda Limited                                9/8/98            175,000
Tamarin Investment Group, Inc.              9/8/98            175,000
Kallur Enterprises Limited                  9/8/98            125,000

     In July 1998, Adriatic sold 1,000,000 restricted shares of common stock, $0.001 par value, at $0.001 per share to one investor pursuant to Rule 144 of the Securities Act, for a total consideration of $1,000 net of commission and offering costs. The shares were issued as follows:

PURCHASER                                   DATE            NUMBER OF
                                                            COMMON SHARES

G.M. Capital Partners Ltd.                 7/22/98          1,000,000

     In July 1998, Adriatic sold 50,000 restricted shares of common stock, $0.001 par value, at $0.001 per share to one investor pursuant to Rule 144 of the Securities Act, for a total consideration of $50 net of commission and offering costs. The shares were issued as follows:

PURCHASER                                   DATE            NUMBER OF
                                                            COMMON SHARES

Knight Financial Ltd.                      7/22/98             50,000

                                INDEX TO EXHIBITS

Item 27. Exhibits

Exhibit
Number    Description of Exhibit
------    ----------------------

3.1       Articles of Incorporation

3.2       By-laws


5.1       Opinion of Beckman, Millman & Sanders, L.L.P.**


10.0      Licensing Agreement between Adriatic and J.A. Canada, dated August 15,
          1998

21.1      Subsidiaries of the Company (Adriatic has no subsidiaries)

23.1      Consent of Spicer, Jeffries & Co.


24.1      Consent of Beckman, Millman & Sanders, L.L.P. (Included in Exhibit
          5.1)**

99.1      United States Registration of trademark for J.A. Junction Box

99.2      Canada Registration of trademark for J.A. Junction Box

----------



** Previously filed.

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining any liability under the Securities Act, treat information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement; and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Bellingham, State of Washington on April 5, 2001.


                                        ADRIATIC HOLDINGS LIMITED


                                        By:  /s/ ROBERT W. KNIGHT
                                             ---------------------------
                                             Robert W. Knight, President


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

     (Signature)    /s/ ROBERT W. KNIGHT
                    -------------------------------

     (Title)        President, Secretary and Treasurer

     (Date)         April 5, 2001